POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS:

    WHEREAS, THRIVE SERIES TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the “Trust”) expects to file a Registration Statement on Form N-1A and periodically file amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended; and

    WHEREAS, the undersigned is a Trustee of the Trust.
    NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, MICHAEL V. WIBLE, ANDREW J. DAVALLA, PHILIP B. SINENENG, and BIBB L. STRENCH as attorneys for him and in his name, place and stead, and in his office and capacity in the Trust, to execute and file the Trust’s Registration Statement and any Amendment or Amendments to the Trust’s Registration Statement hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of May 2025.

By: /s/ Bryan McKigney
Bryan McKigney, Trustee

STATE OF New York	)
	)	ss:
COUNTY OF New York	)

    Before me, a Notary Public, in and for said county and state, personally appeared Bryan McKigney, who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

    WITNESS my hand and official seal this 7th day of May 2025.

By: /s/ Doug Witter
Notary Public

My commission expires: 3/16/2028